                                                                     EXHIBIT 5.1


                                          May 21, 1997


Mid-State Trust VI
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890

    Re: ASSET-BACKED NOTES

Gentlemen:

    We have acted as your counsel in connection with the Registration Statement (No. 23667), as amended by Pre-Effective Amendment No. 1 thereto filed with the Securities and Exchange Commission (the 'Commission') on May 1, 1997 and Pre-Effective Amendment No. 2 thereto filed with the Commission on the date hereof, pursuant to the Securities Act of 1933, as amended (as amended, the 'Registration Statement'). The Registration Statement covers the Asset-Backed Notes ('Notes'), Class A-1, Class A-2, Class A-3 and Class A-4 to be sold by Mid-State Trust VI (the 'Company'). The Notes will be issued pursuant to an indenture (the 'Indenture') between the Company and First Union National Bank of Florida, as trustee (the 'Trustee'). A form of Indenture is included as an Exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

    We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company, and such public documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.


    We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States (in each case without regard to conflicts of laws principles).


    Based on the foregoing, we are of the opinion that:


    1. When the Indenture for the Notes has been duly and validly executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and



    2. When the Indenture for the Notes has been duly and validly executed and delivered by the Company and the Trustee, and the Notes have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, the Notes will be legally and validly issued, fully paid and nonassessable, and the holders of the Notes will be entitled to the benefits of the Indenture.


    We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the heading 'Legal Matters' in the Prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                          Very truly yours,

                                          /s/ CADWALADER, WICKERSHAM & TAFT